Contact:	Corey Horsch
Vice President of Investor Relations
and Treasurer
(405) 225-4846

Sonic Earnings per share RISE 47%

for the fourth fiscal Quarter of 2015

41% Increase in Earnings Per Share for the Fiscal Year

OKLAHOMA CITY (October 19, 2015) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its fourth fiscal quarter and year ended August 31, 2015.

Key highlights of the company’s fiscal year 2015 included:

•

Net income per diluted share was $1.20 compared with net income per diluted share of $0.85 in fiscal 2014; excluding certain adjustments outlined below, net income per diluted share increased 31% to $1.10 compared with $0.84 in fiscal 2014;

•	System same-store sales increased 7.3%, consisting of a 7.3% same-store sales increase at franchise drive-ins and an increase of 6.9% at company drive-ins;
•	Company drive-in margins improved by 90 basis points;
•	41 new drive-ins were opened, and 30 drive-ins were rebuilt; and
•	The company repurchased $124 million in stock representing 7.4% of the company’s outstanding shares as of the beginning of the fiscal year.

Key highlights of the company’s fourth quarter of fiscal year 2015 included:

•

Net income per diluted share was $0.50 compared with net income per diluted share of $0.34 in the prior-year period; excluding certain adjustments outlined below, net income per diluted share increased 26% to $0.43 compared with $0.34 in fiscal 2014;

•	System same-store sales increased 4.9%, consisting of a 4.9% same-store sales increase at franchise drive-ins and an increase of 4.5% at company drive-ins;
•	Company drive-in margins improved by 100 basis points; and
•	18 new drive-ins were opened.

“By every measure fiscal 2015 was a great year for our customers and franchisees.  We completed our fifth consecutive fiscal year of positive same-store sales growth with  a 7.3% system same-store sales increase for the year. Incremental profits for our franchisees were the highest since the onset of the Great Recession.  These results drove a 31% increase in fiscal 2015 earnings per share, on an adjusted basis,” said Clifford Hudson, Sonic Corp. CEO.  “Our strong financial performance has also been complemented by a disciplined approach to capital allocation. While we have invested in long-term initiatives to drive system sales performance, we have also returned substantial capital to shareholders. In fact, since 2011 we have returned a combined  $289 million to shareholders via dividends and the repurchase of over 25% of our outstanding shares.

“Looking forward, we believe product innovation, combined with our promotional, media and technology initiatives, will continue to drive consistent positive same-store sales and EPS growth.  Record unit volumes in existing and new drive-ins give us continued confidence in the growing strength of the Sonic brand,” concluded Hudson.

Same-Store Sales

For the fourth fiscal quarter ended August 31, 2015, system same-store sales increased 4.9%, which was comprised of a 4.9% same-store sales increase at franchise drive-ins and an increase of 4.5% at company drive-ins.  For the 12 months ended August 31, 2015, system same-store sales increased 7.3%, including a 7.3% same-store sales increase at franchise drive-ins and a 6.9% increase at company drive-ins.

Financial Overview

For the fourth fiscal quarter of 2015, the company’s net income increased to $26.3 million or $0.50 per diluted share compared with net income of $18.8 million or $0.34 per diluted share in the same period in the prior year.  Excluding the items outlined below, net income and net income per diluted share increased by 23% and 26%, respectively.

The following analysis of non-GAAP adjustments is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of this analysis provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Three months ended		Three months ended
	August 31, 2015		August 31, 2014
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$26,296	$0.50	$18,825	$0.34	$7,471	40%	$0.16	47%
Federal tax benefit of prior-year statutory tax deduction	(1,477)	(0.03)	-	-
Change in deferred tax valuation allowance	(1,701)	(0.04)	-	-
Adjusted - Non-GAAP	$23,118	$0.43	$18,825	$0.34	$4,293	23%	$0.09	26%

For fiscal 2015, net income totaled $64.5 million or $1.20 per diluted share compared with net income of $47.9 million or $0.85 per diluted share for fiscal 2014.  Excluding the items outlined below, net income and net income per diluted share increased by 26% and 31%, respectively.

	Fiscal year ended		Fiscal year ended
	August 31, 2015		August 31, 2014
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$64,485	$1.20	$47,916	$0.85	$16,569	35%	$0.35	41%
Federal tax benefit of prior-year statutory tax deduction	(3,199)	(0.06)	-	-
Change in deferred tax valuation allowance	(1,701)	(0.04)	-	-
Retroactive effect of federal tax law change	612	0.01	-	-
Retroactive benefit of Work Opportunity Tax Credit and resolution of tax matters	(666)	(0.01)	-	-
Benefit from the IRS's acceptance of a federal tax method change	-	-	(484)	(0.01)
Adjusted - Non-GAAP	$59,531	$1.10	$47,432	$0.84	$12,099	26%	$0.26	31%

Fiscal Year 2016 Outlook

While the macroeconomic environment may impact results, the company now expects its initiatives to drive 16% to 20% earnings per share growth for fiscal 2016 as compared to the previous outlook of 14% to 18% growth, reflecting higher share repurchase activity in the first half of the fiscal year.  The outlook for fiscal 2016 anticipates the following elements:

•	2% to 4% same-store sales growth for the system;
•	Royalty revenue growth from same-store sales improvements and new unit development;
•	50 to 60 new franchise drive-in openings;
•	Drive-in-level margin improvement between 75 to 125 basis points, depending upon the degree of same-store sales growth at company drive-ins;
•	Selling, general and administrative expenses of $81.5 million to $82.5 million reflecting increased investment in human resources to support brand initiatives;
•	Depreciation and amortization expense of $45.5 million to $46.5 million as a result of capital investment in fiscal 2016;
•	Net interest expense of $26.5 million to $27.5 million;
•	Capital expenditures of $35 million to $40 million;
•	Free cash flow[1] of $70 million to $75 million;
•	An income tax rate between 36.5% to 37.5%;
•	The planned repurchase of $126 million of stock across the fiscal year, with a higher concentration of share repurchases in the first half of the fiscal year; and
•	An expected quarterly cash dividend of $0.11 per share.

Earnings Conference Call

The company will host a conference call to review financial results at 5:00 PM ET this evening.  The conference call can be accessed live over the phone by dialing  (888) 455-2260 or (719) 325-2494 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 9318637.  The replay will be available until Monday, October 26, 2015.  An online replay of the conference call will be available approximately two hours after the conclusion of the live

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

broadcast. A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com or follow us on Facebook and Twitter.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2015	2014	2015	2014
Revenues:
Company Drive-In sales	$125,215	$119,002	$436,031	$405,363
Franchise Drive-Ins:
Franchise royalties and fees	46,967	41,818	161,342	138,416
Lease revenue	1,970	1,609	5,583	4,291
Other	1,114	1,340	3,133	4,279
Total revenues	175,266	163,769	606,089	552,349

Costs and expenses:
Company Drive-Ins:
Food and packaging	34,573	34,871	121,701	116,325
Payroll and other employee benefits	41,752	38,831	151,801	139,939
Other operating expenses, exclusive of
depreciation and amortization included below	24,952	23,796	90,436	85,845
Total cost of Company Drive-In sales	101,277	97,498	363,938	342,109

Selling, general and administrative	21,711	18,885	79,336	69,415
Depreciation and amortization	11,258	11,123	45,892	42,210
Provision for impairment of long-lived assets	1,393	85	1,440	114
Other operating income, net	(902)	(110)	(945)	(176)
Total costs and expenses	134,737	127,481	489,661	453,672
Income from operations	40,529	36,288	116,428	98,677

Interest expense	6,133	6,287	25,114	25,382
Interest income	(118)	(96)	(408)	(469)
Net interest expense	6,015	6,191	24,706	24,913
Income before income taxes	34,514	30,097	91,722	73,764
Provision for income taxes	8,218	11,272	27,237	25,848
Net income	$26,296	$18,825	$64,485	$47,916

Basic income per share	$0.51	$0.35	$1.23	$0.87
Diluted income per share	$0.50	$0.34	$1.20	$0.85

Weighted average basic shares	51,736	54,022	52,572	55,164
Weighted average diluted shares	52,936	55,419	53,953	56,619

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2015	2014	2015	2014
Drive-Ins in Operation
Company:
Total at beginning of period	394	389	391	396
Opened	-	2	3	3
Sold to franchisees	(7)	-	(6)	(7)
Closed (net of re-openings)	-	-	(1)	(1)
Total at end of period	387	391	387	391
Franchise:
Total at beginning of period	3,118	3,121	3,127	3,126
Opened	18	15	38	37
Acquired from the company	7	-	6	7
Closed (net of re-openings)	(4)	(9)	(32)	(43)
Total at end of period	3,139	3,127	3,139	3,127
System-wide:
Total at beginning of period	3,512	3,510	3,518	3,522
Opened	18	17	41	40
Closed (net of re-openings)	(4)	(9)	(33)	(44)
Total at end of period	3,526	3,518	3,526	3,518

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2015	2014	2015	2014
	($ in thousands)		($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$125,215	$119,002	$436,031	$405,363
Average drive-in sales	319	305	1,116	1,043
Change in same-store sales	4.5%	4.9%	6.9%	3.5%
Franchised Drive-Ins:
Total sales	$1,121,219	$1,058,640	$3,931,365	$3,627,395
Average drive-in sales	360	343	1,261	1,170
Change in same-store sales	4.9%	4.5%	7.3%	3.5%
System-wide:
Change in total sales	5.9%	5.2%	8.3%	3.9%
Average drive-in sales	$355	$338	$1,244	$1,153
Change in same-store sales	4.9%	4.6%	7.3%	3.5%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Revenues
Company Drive-In sales	$125,215	$119,002	$436,031	$405,363
Franchise Drive-Ins:
Franchise royalties	46,259	41,317	158,813	137,125
Franchise fees	708	501	2,529	1,291
Lease revenue	1,970	1,609	5,583	4,291
Other	1,114	1,340	3,133	4,279
Total revenues	$175,266	$163,769	$606,089	$552,349

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2015	2014	2015	2014
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	27.6%	29.3%	27.9%	28.7%
Payroll and employee benefits	33.4	32.6	34.8	34.5
Other operating expenses	19.9	20.0	20.8	21.2
Cost of Company Drive-In sales	80.9%	81.9%	83.5%	84.4%

	August 31,	August 31,
	2015	2014
	(In thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$27,191	$35,694
Current assets	85,438	95,712
Property, equipment and capital leases, net	421,406	441,969
Total assets	$620,024	$650,972

Current liabilities, including capital lease obligations and
long-term debt due within one year	$87,821	$79,511
Obligations under capital leases due after one year	20,763	23,050
Long-term debt due after one year	428,238	427,527
Total liabilities	602,591	588,297
Stockholders' equity	$17,433	$62,675